Exhibit 10.5
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.

S&P Dow Jones Indices
2024 LONG-TERM CASH
INCENTIVE COMPENSATION PLAN

I. PURPOSE

The purpose of the S&P Dow Jones Indices 2024 Long-Term Cash Incentive Compensation Plan (the “Plan”) is to provide Participants (as defined below) with the opportunity to earn long-term cash incentives based on the financial performance of S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “Company”).

For 2024, Participants may also have the opportunity to receive equity grants in the form of Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs,” and together with the PSUs, the “Units”) that are administered under the S&P Global Inc. 2019 Stock Incentive Plan (the “Equity Plan”). The purpose of equity based awards is to strengthen the link between S&P Dow Jones Indices’ long-term success with SPGI (as defined below) shareholder interests.

The Plan is constructed to grant Participants cash awards that vest and are payable over time, conditional on continued service and the attainment of the 2024-2026 performance targets set forth in Article VII.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have meanings set forth in this Article II or otherwise defined in the Plan:

AWARD. Any cash-based award granted pursuant to the Plan.

AWARD MATURITY DATE. December 31, 2026.

AWARD PAYMENT DATE. The date on which Payout of the Award is made.

CAGR. Compound Annual Growth Rate.

CLDC. The Compensation and Leadership Development Committee of the SPGI Board, or any successor committee thereto of the SPGI Board.

COMPANY BOARD. The Board of Directors of the Company.

COMPANY COMMITTEE. The Chief Executive Officer of S&P Dow Jones Indices; the Chief Financial Officer of S&P Dow Jones Indices; and the People Partner of S&P Dow Jones Indices.

EARLY RETIREMENT. The termination of employment from the Company due to retirement of a Participant who is eligible for an “Early Retirement Benefit” under the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries (frozen to new participants effective as of April 1, 2012, and as amended and restated as of January 1, 2022) on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company. For the avoidance of doubt, Early Retirement, as defined herein, only applies to grandfathered participants located within the United States who were eligible to participate in the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries before such Plan froze.

EBITA. Earnings Before Interest, Taxes and deal-related Amortization of S&P Dow Jones Indices.

NORMAL RETIREMENT. A Participant’s termination of employment from the Company due to retirement on or after age 65 (or, where required by local law or contract, the equivalent normal retirement age with respect to a participant located outside the United States).

PARTICIPANT. An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities through secondment, leasing, or otherwise by SPGI or any of its affiliates, in each case who is designated in accordance with Article III to participate in the Plan.

PAYOUT. The final value of the Award to be paid to the Participant, calculated as set forth in Article VII based on performance over the Performance Period.

PERFORMANCE PERIOD. The period from January 1, 2024 through December 31, 2026.
RETIREMENT. Includes both Normal Retirement and Early Retirement, each as defined herein.
SPGI. S&P Global Inc.

SPGI BOARD. The Board of Directors of SPGI.

III. ELIGIBILITY

Participants will be selected in the sole discretion of the Company Board and may include the following:

•Those individuals who have been assigned to grades 14 and above within the job leveling structure of SPGI
•Those executives who are expected to have significant impact on results of S&P Dow Jones Indices
•Those who are expected to impact the long-term strategy of S&P Dow Jones Indices

Notwithstanding the above, if an individual selected by the Company Board to be a Participant is an employee of the Company and an executive officer of SPGI (an “SPGI EO”), such individual’s participation in the Plan shall be subject to the approval of the CLDC.

IV. AWARDS

The size of individual Awards will vary by Participant, including as a result of grade level, performance and assessed potential of the individual and business performance.

All Awards will be subject to the Participant’s acceptance of the Award, and thereby the terms and conditions of the Plan, including any applicable addenda, as set forth in Articles V and VI. Any Payout under the Awards will be subject to satisfaction of the performance measures set forth in Article VII and, except as otherwise provided in Article X, a Participant’s continued employment through the Award Maturity Date.

V. AWARD ACCEPTANCE

To be entitled to an Award and any Payout pursuant to the Award, Participants must electronically accept the Award on a website maintained by SPGI’s or the Company’s equity administrator or another third-party designated by SPGI or the Company (the “Website”).

Participants have up to ninety (90) days to accept an Award from the date the Award grant information and the Plan is first made available on the Website. A Participant’s failure to timely accept the Award during the 90-day acceptance period will result in forfeiture of the Award in its entirety and without exception effective immediately.

By electronically accepting an Award, a Participant consents to receive any documents related to the Award and his or her participation in the Plan by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by SPGI or the Company or another third party designated by SPGI or the Company.

VI. AWARD ADDENDA

By accepting an Award, Participants agree to comply with and be bound by the terms and conditions of the Plan, including all applicable provisions of the following addenda, which are incorporated herein and constitute a material and integral part of the Plan as further set forth below:

(i)Post-Employment Obligations for Protection of Company Interests. By accepting an Award, a Participant acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Participant in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Participant works at the time the Participant accepts the Award, are hereby incorporated into, and are part of, the Plan.

The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting the Award, the Participant accepts and agrees to the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.

(ii)Non-US Country Addendum. By accepting an Award, and notwithstanding any provisions to the contrary herein, a Participant further acknowledges and agrees that the Award shall also be subject to any other special terms and conditions applicable to the Participant’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Plan with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”).

Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment B after the award date, the terms and conditions for such country will apply to the Participant to the extent the Company Board or its delegate determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company Board or its delegate may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment B, and that, by accepting the Award, the Participant accepts and agrees to the terms in the applicable section of Attachment B.

VII. PERFORMANCE PERIOD & PERFORMANCE MEASURES

Cash Payouts to Participants can range from 0% to 200% of the original Award value based on the achievement of the S&P Dow Jones Indices performance measures during the Performance Period. The final Payout will be determined 100% on S&P Dow Jones Indices’ overall performance against its 3-year EBITA growth target for the Performance Period as shown below.

As it pertains to the EBITA performance measure, the final Payout is determined in accordance with the table set forth below, with a straight line interpolation of performance between the points in the table.

3-Year EBITA Performance Goal
EBITA Growth (3-Yr CAGR)	EBITA	Payment
[***]%	Below $[***]	0%
[***]%	$[***]	50%
[***]%	$[***]	100% Target
[***]%	$[***]	150%
[***]% or Above	$[***] or Above	Up to 200%

The Company Board may amend or modify the EBITA performance goal (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or the financial statements of the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions; provided, however, that any action by the Company Board under this sentence shall apply to a Participant who is an SPGI EO only with the approval of the CLDC. In addition, the Company Board, with the approval of the CLDC, may in connection with the selection of a Participant who is an SPGI EO modify the targets of payment percentages applicable to the SPGI EO.

Cash Payouts will be calculated after final financial results for the Performance Period are determined and will be paid in accordance with Article VIII after the Company Board (or the CLDC, as applicable) has certified in writing that the performance measures for the Performance Period have been achieved.

The Company Committee will approve all results and Payout calculations, subject to formal approval by the Company Board, which may, in its discretion, exercise negative discretion to reduce the amount of, or eliminate, a payment that would otherwise be payable. Awards and payments for Awards made to a Participant who is an SPGI EO will be made only after the CLDC (i) has certified that the performance measures for the Performance Period have been achieved and (ii) has approved the Payout (including, without limitation, any reduction or elimination of the Payout through the exercise of negative discretion).

If the performance goals are not achieved, then no Payouts will be paid in respect of Awards pursuant to the Plan.

VIII. PAYMENT OF CASH AWARDS

Except as provided in Article X, in order to receive a Payout, a Participant must be an active employee of S&P Dow Jones Indices or its subsidiaries or SPGI or one of its affiliates through the Award Maturity Date. Participants will receive calculated Payouts between January 1, 2027 and March 15, 2027. Participants shall not have the right to interest on Awards during the Performance Period. Payouts with respect to Awards shall be made in cash and are subject to all applicable tax withholding.

IX. CHANGE IN CONTROL

In connection with any actual or potential change in control of the Company, as determined by the SPGI Board (a “Change in Control”), the SPGI Board will take all actions hereunder as it may determine necessary or appropriate to treat Participants equitably hereunder, including, without limitation, the modification or waiver of applicable performance measures, the Performance Period, or cash awards, notwithstanding the terms of any Award, and may create a fund, a trust or other arrangement intended to secure the payment of such Award; provided, however, that no such action shall accelerate the timing of the Award Payment Date.

X. TERMINATION OF SERVICE

If a Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated before the Award Maturity Date for reasons of death, Retirement or job elimination/redundancy, the Participant’s Payout will be calculated as a result of actual performance over the Performance Period and prorated to reflect the number of full calendar days of employment, together with any Separation Pay Period (as defined in the applicable separation plan or agreement) in the case of job elimination/redundancy, during the Performance Period; provided, however, in the case of job elimination/redundancy, the Participant’s Payout shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company, SPGI and their respective affiliates or subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release. Such prorated Payouts will be paid on the Award Payment Date in accordance with Article VIII. Notwithstanding the foregoing, in the event of the Participant’s termination of employment prior to the Award Maturity Date due to death, the prorated Payout will be calculated by measuring the compound annual growth from the start of the Performance Period through the end of the year in which the termination occurs, and such prorated Payout will be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), not later than March 15 of the year immediately following the year in which the death occurred.

In the event the Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated for Cause, or if the Participant voluntarily terminates his or her employment (other than due to Retirement) before the Award Maturity Date, the Participant will not be entitled to any Payout in respect of such Award, unless otherwise determined by the Company Board.

For purposes of the Plan, “Cause” shall mean, (i) for any Participant with an employment agreement that is in effect at the time of such termination or resignation of employment and that defines “Cause,” the meaning set forth in such employment agreement, (ii) for any Participant with Award documentation that defines “Cause” with respect to such Award, the meaning such forth in such Award documentation, and (iii) in all other cases, the Participant’s misconduct in respect of the Participant’s obligations to the Company, SPGI or their respective affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company, SPGI or their respective affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control (as determined by the SPGI Board) or otherwise in anticipation of a Change in Control (as determined by the SPGI Board) shall be deemed to be for “Cause”.

XI. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature; provided, however, that any such grant of a special performance or recognition award to an individual who is an SPGI EO shall require the approval of the CLDC.

In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

XII. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Company Board shall have the right to amend the Plan from time to time or to repeal it entirely, or to direct the discontinuance of cash Awards either temporarily or permanently; provided, however, that:

(i)No amendment of the Plan shall operate to annul, without the consent of the Participant, an Award already made hereunder; and

(ii)In the event the Plan is terminated before the last day of the Performance Period, Awards will be prorated on the basis of the ratio of the number of full calendar days in such Performance Period prior to such termination to the number of full calendar days in the Performance Period and will be paid in accordance with Article VIII.

The Plan will be administered by the Company Board; provided, however, that (i) the Company Committee and the SPGI Board shall be permitted to make certain determinations under the Plan as set forth herein and (ii) actions related to the grant or Payout of an Award to a Participant who is an SPGI EO shall require the approval of the CLDC. The decisions of the Company Board, the Company Committee, the SPGI Board or CLDC, as applicable, with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of any conflict between a determination of the Company Board or the Company Committee, on the one hand, and the SPGI Board or CLDC, on the other, the determination of the SPGI Board or CLDC, as applicable, shall be final, conclusive and binding. Neither the Company nor SPGI (or any subsidiary, affiliate, director, employee or other service provider thereof) makes any representation to any Participant with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended to such Participant’s Awards.

XIII. RESPONSIBILITY FOR TAXES
The Participant acknowledges that, regardless of any action taken by SPGI or, if different, any subsidiary or affiliate that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by SPGI or the Employer. The Participant further acknowledges that SPGI and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or payment of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that SPGI and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to SPGI and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of SPGI and/or the Employer. In this regard, the Participant authorizes SPGI and/or the Employer, or their respective agents, at their discretion, to withhold all applicable taxes legally payable by the Participant from the Participant’s wages or other cash compensation paid to the Participant by SPGI and/or the Employer, including cash paid in settlement of the Award. Further, if the Participant has become subject to tax (including, without limitation, social security contributions or the like) in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that SPGI and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. The Participant agrees to hold SPGI and/or the Employer (or former employer, as applicable) harmless in this respect.
SPGI may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash from SPGI or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to SPGI and/or the Employer.
XIV. GOVERNING LAW AND VENUE

The grant of the Awards and this Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, County of New York, or the federal courts for the United States District Court for the Southern District of New York, and no other courts, where this Award is made and/or to be performed.

XV. TRANSFER RESTRICTIONS

This Award is nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

XVI. MISCELLANEOUS

All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

Unless otherwise determined by the Company Board, all Awards will be paid from the Company’s general assets, and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

Awards issued under the Plan shall be subject to the requirements of the S&P Global Inc. Financial Statement Compensation Recoupment Policy and/or the S&P Global Inc. Pay Recovery Policy (as applicable, the “Policy”) (or any successor policy or requirement), as in effect from time to time, and amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.

Awards issued under the Plan are intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and the Plan shall be interpreted and construed in accordance with this intent.

The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

If any provision in the Plan is held to be invalid or unenforceable, no other provision of the Plan will be affected thereby.

Notwithstanding the foregoing, for any Non-U.S. Participant, this Award shall be subject to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting an Award, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company or SPGI, as may be required to allow the Company or SPGI to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

The Company Board hereby adopts the Plan as of February 26, 2024.